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FORM OF SUB-ADMINISTRATION AGREEMENT

        Agreement dated as of December    , 2007 by and between State Street Bank and Trust Company, a Massachusetts trust company (the "Sub-Administrator") and RMR Advisors, Inc., a Massachusetts corporation (the "Administrator").

        WHEREAS, RMR Funds Series Trust (the "Trust") is registered with the U.S. Securities and Exchange Commission (the "SEC") as an open-end, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act") and the Securities Act of 1933, as amended (the "1933 Act"), and is currently comprised of a single series, the RMR Real Estate Securities Fund (the "Fund");

        WHEREAS, the Trust has retained the Administrator to furnish administrative services to it; and

        WHEREAS, the Administrator desires to retain the Sub-Administrator to furnish certain administrative services to the Trust, and the Sub-Administrator is willing to furnish such services, on the terms and conditions hereinafter set forth.

        NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained the parties hereto agree as follows:

1.    APPOINTMENT OF SUB-ADMINISTRATOR

        The Administrator hereby appoints the Sub-Administrator to act as sub-administrator with respect to the Fund's investment portfolio and the investment portfolios of any series of the Trust established in the future (the "Funds") for purposes of providing certain sub-administrative services for the period and on the terms set forth in this Agreement. The Sub-Administrator accepts such appointment and agrees to render the services stated herein.

        The Trust currently consists of the Fund and its respective classes of shares as listed in Schedule A to this Agreement, as may be amended from time to time. In the event that the Trust establishes one or more additional Fund(s) with respect to which the Administrator wishes to retain the Sub-Administrator to act as sub-administrator hereunder, the Administrator shall notify the Sub-Administrator in writing. Upon written acceptance by the Sub-Administrator, such Fund(s) shall become subject to the provisions of this Agreement to the same extent as the existing Fund(s), except to the extent that such provisions (including those relating to compensation and expenses payable) may be modified with respect to such Fund in writing by the Administrator and the Sub-Administrator at the time of the addition of such Fund.

2.    DELIVERY OF DOCUMENTS

        The Administrator will promptly deliver to the Sub-Administrator upon request copies of each of the following documents and all future amendments and supplements, if any:

  a.
  The Trust's Agreement and Declaration of Trust (and any amendments thereto);

  b.
  The Trust's Bylaws;

  c.
  The Trust's currently effective registration statement under the 1933 Act and the 1940 Act, the Prospectus(es) and Statement(s) of Additional Information and all amendments and supplements thereto as in effect from time to time;

  d.
  Certified copies of the resolutions of the Board of Trustees of the Trust (the "Board") authorizing (1) the Administrator to enter into this Agreement and (2) certain individuals to give instructions to the Sub-Administrator pursuant to this Agreement;

  e.
  A copy of the investment advisory agreement between the Trust and its investment advisor; and

  f.
  Such other certificates, documents or opinions which the Sub-Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3.    REPRESENTATIONS AND WARRANTIES OF THE SUB-ADMINISTRATOR

        The Sub-Administrator represents and warrants to the Administrator that:

  a.
  It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

  b.
  It has the corporate power and authority under applicable laws and by its organizational documents to carry on its business in The Commonwealth of Massachusetts and to enter into and perform its duties and obligations under this Agreement;

  c.
  All requisite corporate proceedings have been taken to authorize it to enter into and perform its duties and obligations under this Agreement;

  d.
  No legal or administrative proceedings have been instituted or threatened which would materially impair the Sub-Administrator's ability to perform its duties and obligations under this Agreement; and

  e.
  Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Sub-Administrator or any law or regulation applicable to it.

4.    REPRESENTATIONS AND WARRANTIES OF THE ADMINISTRATOR

        The Administrator represents and warrants to the Sub-Administrator that:

  a.
  It is a corporation, duly organized, existing and in good standing under the laws of The Commonwealth of Massachusetts;

  b.
  It has the corporate power and authority under applicable laws and by its Articles of Organization and By-Laws to enter into and perform its duties and obligations under this Agreement;

  c.
  All requisite proceedings have been taken to authorize it to enter into and perform its duties and obligations under this Agreement;

  d.
  No legal or administrative proceedings have been instituted or threatened which would impair the Administrator's ability to perform its duties and obligations under this Agreement;

  e.
  Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it;

  f.
  With respect to the Trust:

  (1)
  The Trust is an investment company properly registered under the 1940 Act;

  (2)
  A registration statement under the 1940 Act has been filed and will be effective and remain effective during the term of this Agreement;

  (3)
  The Fund(s) and classes listed on Schedule A are authorized to issue an unlimited number of shares of beneficial interest; and

  (4)
  The Trust is duly organized, existing and in good standing as a business trust under the laws of The Commonwealth of Massachusetts.

5.    SUB-ADMINISTRATION SERVICES

        The Sub-Administrator shall provide the services set forth on Schedule B annexed hereto, subject to the control, supervision and direction of the Administrator in accordance with procedures which may be established from time to time between the Administrator and the Sub-Administrator.

        The Sub-Administrator shall provide the office facilities and personnel required by it to perform the services contemplated herein.

6.    FEES; EXPENSES; EXPENSE REIMBURSEMENT

        The Sub-Administrator shall receive from the Administrator such compensation for the Sub-Administrator's services provided pursuant to this Agreement as may be agreed to from time to time in a written Fee Schedule approved by the parties. The fees are calculated based on the average daily net assets of the applicable Fund and billed monthly and shall be due and payable upon receipt of the invoice. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement. In addition, the Administrator shall reimburse the Sub-Administrator for its out-of-pocket costs incurred in connection with this Agreement.

        The Administrator agrees to reimburse the Sub-Administrator for any other expenses not contemplated by this Agreement as mutually agreed upon in writing by the Administrator and the Sub-Administrator from time to time.

        The Sub-Administrator is authorized to and may employ or associate with such person or persons as the Sub-Administrator may deem desirable to assist it in performing its duties under this Agreement; provided, however, that the compensation of such person or persons shall be paid by he Sub-Administrator and that the Sub-Administrator shall be as fully responsible to the Administrator for the acts and omissions of any such person or persons as it is for its own acts and omissions.

7.    INSTRUCTIONS AND ADVICE

        At any time, the Sub-Administrator may apply to any officer of the Administrator for instructions and may consult with outside counsel for the Trust or the independent auditors for the Trust at the expense of the Administrator, or other individuals designated in writing by the Administrator, for instructions with respect to any matter arising in connection with the services to be performed by the Sub-Administrator under this Agreement. The Sub-Administrator shall not be liable, and shall be indemnified by the Administrator, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document reasonably believed by it to be genuine and to have been signed by such officers or individuals. The Sub-Administrator shall not be held to have notice of any change of authority of any officer or individual until receipt of written notice thereof from the Administrator. Nothing in this Section shall be construed as imposing upon the Sub-Administrator any obligation to seek such instructions.

8.    LIMITATION OF LIABILITY AND INDEMNIFICATION

        The Sub-Administrator shall be responsible for the performance of only such duties as are set forth in this Agreement, including those set forth on Schedule B annexed hereto which forms a part hereof, as such Schedule B may be amended from time to time, and, except as otherwise provided under Section 6, shall have no responsibility for the actions or activities of any other party, including other service providers. The Sub-Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless solely caused by or resulting from the bad faith, negligence, willful misconduct or reckless disregard of the duties and obligations of the Sub-Administrator, its officers or employees. The Sub-Administrator shall not be liable for any special, indirect, incidental, or consequential damages of any kind whatsoever (including, without limitation, attorneys' fees) under any provision of this Agreement or for any such damages arising out of any act of failure to act hereunder. In any event, for any liability or loss suffered by the Trust including, but not limited to, any liability relating to qualification of the Trust as a regulated investment company or any liability relating to the Trust's compliance with any federal or state tax or securities statute, regulation or ruling, the Sub-Administrator's liability under this Agreement shall be limited to such amount as may be agreed upon from time to time between the parties hereto.

        Except as may arise from the Sub-Administrator's bad faith, negligence, willful misconduct or reckless disregard of its duties and obligations under this Agreement, the Sub-Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, compute virus, natural disaster, governmental action or communication disruption.

        The Administrator shall indemnify and hold the Sub-Administrator harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Sub-Administrator resulting from any claim, demand, action or suit in connection with the Sub-Administrator's acceptance of this Agreement, any action or omission by the Sub-Administrator in the performance of its duties hereunder, or as a result of the Sub-Administrator's acting upon any instructions reasonably believed by it to have been duly authorized by the Administrator, provided that this indemnification shall not apply to actions or omissions of the Sub-Administrator, its officers or employees in cases of its or their own bad faith, negligence, willful misconduct or reckless disregard of their duties and obligations.

        The indemnification contained herein shall survive the termination of this Agreement.

9.    CONFIDENTIALITY

        The Sub-Administrator agrees that, except as otherwise required by law or in connection with any required disclosure to a banking or other regulatory authority, it will keep confidential all records and information in its possession relating to the Administrator, the Trust or the Trust's shareholders or shareholder accounts and will not disclose the same to any person except at the request or with the written consent of the Administrator.

10.    COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS; RECORDS

        The Trust assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it.

        In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Administrator agrees that all records which it maintains pursuant to its duties under this Agreement shall at all times remain the property of the Trust, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of this Agreement or otherwise on written request. The Sub-Administrator further agrees that all records which it maintains pursuant to its duties under this Agreement pursuant to Rule 31a-l under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided in the foregoing sentence.

11.    SERVICES NOT EXCLUSIVE

        The services of the Sub-Administrator under this Agreement are not to be deemed exclusive, and the Sub-Administrator shall be free to render similar services to others. The Sub-Administrator shall be deemed to be an independent contractor and, unless otherwise expressly provided herein or authorized by the Administrator from time to time, shall have no authority to act or represent the Administrator, the Trust or the Fund in any way or otherwise be deemed an agent of the Administrator, a Fund or the Trust.

12.    TERM, TERMINATION AND AMENDMENT

  (a)
  This Agreement shall become effective on the date of its execution and shall remain in full force and effect unless either party terminates this Agreement upon at least sixty (60) days' prior written notice to the other party, or unless the Trust terminates the services of Administrator prior to that date. Termination of this Agreement may be effected with or without cause and without the payment of any penalty; provided, however, that the Administrator and Sub-Administrator specifically agree that any compensation or expense described in Section 12 (b) below shall not be deemed a penalty. In the event other Fund(s) are added to this Agreement as provided in Section 1 above, termination of the Agreement with respect to any given Fund shall in no way affect the continued validity of this Agreement with respect to any other Fund.

  (b)
  Upon termination of this Agreement, the Administrator shall pay to the Sub-Administrator such compensation and any reimbursable expenses as may be due under the terms hereof as of the date of such termination, including reasonable out-of-pocket expenses associated with such termination.

  (c)
  This Agreement may be modified or amended from time to time by mutual written agreement of the parties hereto.

13.    NOTICES

        Any instruction, notice, communication or other instrument required to be given hereunder may be (a) delivered in person to the offices of the parties as set forth herein during normal business hours; or (b) effected directly between electro-mechanical or electronic devices; or (c) delivered prepaid registered mail (in which case it shall be deemed to have been served at the expiration of five business days after posting); or (d) delivered by telecopy (in which case it shall be deemed to have been served on the business day after the receipt thereof). Each party hereto shall designate from time to time the person(s) and address(es) for proper instructions and other communications related to the daily operations. Instructions and other communications related to this Agreement (including, but not limited to termination, breach, or default) shall be delivered at the following addresses or such other addresses as may be notified by any party from time to time.

If to the Administrator:

RMR Advisors, Inc.
400 Centre Street
Newton, MA 01458
ATTN: Adam D. Portnoy
Telephone: 617-796-8242
Facsimile: 617-969-1437

If to the Sub-Administrator:

State Street Bank and Trust Company
2 Avenue de Lafayette, 6th Floor (LCC/6)
P.O. Box 5049
Boston, MA 02206-5049
ATTN: Mary Moran Zeven, Esq.
Telephone: (617) 662-1783
Facsimile: (617) 662-3805

14.    NON-ASSIGNABILITY

        This Agreement shall not be assigned by either party hereto without the prior consent in writing of the other party, except that the Administrator or Sub-Administrator may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with the Administrator or Sub-Administrator.

15.    SUCCESSORS

        This Agreement shall be binding on and shall inure to the benefit of the Administrator and the Sub-Administrator and their respective successors and permitted assigns.

16.    ENTIRE AGREEMENT

        This Agreement and the Fee Schedule contain the entire understanding between the parties hereto with respect to the subject matter hereof and supersede all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

17.    WAIVER

        The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

18.    SEVERABILITY

        If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

19.    GOVERNING LAW

        This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

20.    REPRODUCTION OF DOCUMENTS

        This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

21.    COUNTERPARTS

        This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

RMR ADVISORS, INC.
By:
Name:	Adam D. Portnoy
Title:	President
STATE STREET BANK AND TRUST COMPANY
By:
Name:	Gary L. French
Title:	Senior Vice President

SCHEDULE A

LIST OF FUNDS/CLASSES

RMR FUNDS SERIES TRUST

RMR Real Estate Securities Fund
Class A Shares
Class C Shares
Class I Shares

SCHEDULE B

SUB-ADMINISTRATION RESPONSIBILITIES

        The Sub-Administrator shall provide the following services, subject to oversight by the Trust's Administrator:

  a.
  Oversee the maintenance by the Trust's custodian of certain books and records of the Trust as required under Rule 31a-l(b) of the 1940 Act and as required by the Custodian Agreement dated November 1, 2007, between the Trust and State Street Bank and Trust Company;

  b.
  Prepare the Trust's federal, state and local income tax returns and extension requests for review by the Trust's independent accountants (if and as directed by the Trust), execution by the Trust's treasurer; file the Trust's federal, state and local income tax returns;

  c.
  Compute tax basis provisions for both excise and income tax purposes;

  d.
  Coordinate Form 1099-DIV preparation and mailings by the Trust's transfer agent;

  e.
  Review and sign off on annual minimum distribution calculations (income and capital gain) prior to their declaration;

  f.
  Prepare for review by an officer of the Trust annual Fund expense budgets, perform accrual analyses and rollforward calculations and recommend changes to Fund expense accruals on a periodic basis, arrange for payment of the Trust's expenses;

  g.
  Prepare for review and approval by officers of the Trust financial information for the Trust's semi-annual and annual shareholder reports, proxy statements and other communications required or otherwise to be sent to Trust shareholders;

  h.
  Prepare for review by an officer of the Trust the Trust's Form N-Q reports, periodic financial reports required to be filed with the SEC on Forms N-SAR and N-CSR, and financial information required by Form N-1A and such other reports, forms or filings as may be mutually agreed upon;

  i.
  Prepare reports relating to the business and affairs of the Trust as may be mutually agreed upon and not otherwise prepared by the Trust's investment advisor, Administrator, custodian, legal counsel or independent accountants;

  j.
  Coordinate the audit of the Trust's financial statements by the Trust's independent accountants, including the preparation of supporting audit workpapers and other schedules, and make such reports and recommendations to the Board (or Audit Committee of the Board) concerning the performance of the independent accountants as the Board or the Audit Committee may reasonably request;

  k.
  Oversee and review calculations of fees paid to the Trust's investment advisor, Administrator, custodian and transfer agent,

  l.
  Consult with the Trust's officers, Administrator, independent accountants, legal counsel, custodian and transfer agent in establishing the accounting policies of the Trust;

  m.
  Prepare and coordinate the filing of Form 24F-2 pursuant to Rule 24f-2 under the 1940 Act, including coordination of payment to the SEC;

  n.
  Refer to the Trust's officers or transfer agent, shareholder inquiries relating to the Trust;

  o.
  Provide periodic testing of portfolios to assist the Trust's investment advisor in complying with Internal Revenue Code mandatory qualification requirements, the requirements of the 1940 Act and limitations for the Trust contained in the Registration Statement for the Trust as may be mutually agreed upon, including quarterly compliance reporting to the appropriate officer of the Trust as well as preparation of Board compliance materials;

  p.
  Maintain general Board calendars and regulatory filings calendars;

  q.
  Maintain copies of the Trust's Agreement and Declaration of Trust and Bylaws;

  r.
  File annual and semi-annual shareholder reports with the appropriate regulatory agencies; review text of "President's letters" to shareholders and "Management's Discussion of Fund Performance" (which shall also be subject to review by the Trust's legal counsel);

  s.
  Provide consultation on regulatory matters relating to portfolio management, Fund operations and any potential changes in a Fund's investment policies, operations or structure; act as liaison to legal counsel to the Trust and, where applicable, to legal counsel to the Trust's independent Board members;

  t.
  Maintain continuing awareness of significant emerging regulatory and legislative developments which may affect the Trust, update the Administrator, the Board and the investment advisor on those developments and provide related planning assistance where requested or appropriate;

  u.
  Counsel and assist the Trust in the handling of routine regulatory examinations and work closely with the Trust's legal counsel in response to any non-routine regulatory matters;

  v.
  Prepare and disseminate vendor survey information;

  w.
  Prepare and furnish performance information (including total return information and yield information), including such information on an after-tax basis, calculated in accordance with applicable U.S. securities laws and regulations as may be reasonably requested by the Administrator;

  x.
  Provide periodic certifications and reasonable documentation to the Chief Compliance Officer of the Trust in connection with Rule 38a-l of the 1940 Act;

  y.
  Provide periodic certifications in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by the Sub-Administrator;

  z.
  Perform Blue Sky services pursuant to the specific instructions of the Trust's officers as detailed in Schedule C hereto;

        Subject to review and comment by the Trust's legal counsel and the Trust's Administrator:

  aa.
  Prepare for filing with the SEC amendments to the Trust's registration statement on Form N-1A, including updating the Prospectus and Statement of Additional Information, where applicable, Form N-SAR, Form N-CSR, Form 24F-2, and Form N-Q;

  bb.
  Prepare for filing with the SEC routine proxy statements; provide consultation on proxy solicitation matters;

  cc.
  Prepare agenda and background materials for Board meetings, make presentations where appropriate; attend Board meetings, prepare minutes and follow-up on matters raised at Board meetings; attend shareholder meetings and prepare minutes; and

  dd.
  Supply the Trust with officers, as necessary.

SUB-ADMINISTRATION AGREEMENT
SCHEDULE C
Notice Filing with State Securities Administrators

        At the specific direction of the Administrator, the Sub-Administrator will prepare required documentation and make Notice Filings in accordance with the securities laws of each jurisdiction in which Trust shares are to be offered or sold pursuant to instructions given to the Sub-Administrator by the Administrator.

        The Administrator shall be solely responsible for the determination (i) of those jurisdictions in which Notice Filings are to be submitted and (ii) the number of Trust shares to be permitted to be sold in each such jurisdiction. In the event that the Sub-Administrator becomes aware of (a) the sale of Trust shares in a jurisdiction in which no Notice Filing has been made or (b) the sale of Trust shares in excess of the number of Trust shares permitted to be sold in such jurisdiction, the Sub-Administrator shall report such information to the Administrator, and it shall be the Administrator's responsibility to determine appropriate corrective action and instruct the Sub-Administrator with respect thereto.

        The Blue Sky services shall consist of the following:

  1.
  Filing of Trust's Initial Notice Filings, as directed by the Administrator;

  2.
  Filing of Trust's renewals and amendments as required;

  3.
  Filing of amendments to the Trust's registration statement where required;

  4.
  Filing Trust sales reports where required;

  5.
  Payment at the expense of the Trust of all Trust Notice Filing fees;

  6.
  Filing the Prospectuses and Statements of Additional Information and any amendments or supplements thereto where required;

  7.
  Filing of annual reports and proxy statements where required; and

  8.
  The performance of such additional services as the Sub-Administrator and the Administrator may agree upon in writing.

        Unless otherwise specified in writing by the Sub-Administrator, Blue Sky services by the Sub-Administrator shall not include determining the availability of exemptions under a jurisdiction's blue sky law. Any such determination shall be made by the Administrator, the Trust or its legal counsel. In connection with the services described herein, the Trust shall issue in favor of the Sub-Administrator a power of attorney to submit Notice Filings on behalf of the Trust, which power of attorney shall be substantially in the form of Exhibit I attached hereto.

EXHIBIT 1
LIMITED POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, as of                        that RMR Funds Series Trust (the "Trust") on behalf of its currently existing series and all future series (the "Funds"), with principal offices at 400 Centre Street, Newton, MA 02458, makes, constitutes, and appoints STATE STREET BANK AND TRUST COMPANY (the "Sub-Administrator") with principal offices at One Lincoln Street, Boston, Massachusetts its lawful attorney-in-fact for it to do as if it were itself acting, the following:

        1.    NOTICE FILINGS FOR FUND SHARES.    The Power to submit notice filings for the Funds in each jurisdiction in which the Funds' shares are offered or sold and in connection therewith the power to prepare, execute, and deliver and file any and all of the Funds' applications including without limitation, applications to provide notice for the Funds' shares, consents, including consents to service of process, reports, including without limitation, all periodic reports, or other documents and instruments now or hereafter required or appropriate in the judgment of the Administrator in connection with the notice filings of the Funds' shares.

        2.    CHECKS.    The power to draw, endorse, and deposit checks in the name of the Funds in connection with the notice filings of the Funds' shares with state securities administrators.

        3.    AUTHORIZED SIGNERS.    Pursuant to this Limited Power of Attorney, individuals holding the titles of Officer, Blue Sky Manager or Senior Blue Sky Administrator at the Sub-Administrator shall have authority to act on behalf of the Funds with respect to items 1 and 2 above.

        The execution of this Limited Power of Attorney shall be deemed coupled with an interest and shall be revocable only upon receipt by the Sub-Administrator of such termination of authority. Nothing herein shall be construed to constitute the appointment of the Sub-Administrator as or otherwise authorize the Sub-Administrator to act as an officer, director or employee of the Trust.

        IN WITNESS WHEREOF, the Trust has caused this Limited Power of Attorney to be executed in its name and on its behalf by and through its duly authorized officer, as of the date first written above.

RMR FUNDS SERIES TRUST
By:

Name:	Adam. D. Portnoy
Title:	President
Subscribed and sworn to before me this day of 20
Notary Public State of
In and for the County of My Commission expires

QuickLinks

FORM OF SUB-ADMINISTRATION AGREEMENT
SCHEDULE A LIST OF FUNDS/CLASSES RMR FUNDS SERIES TRUST
SCHEDULE B SUB-ADMINISTRATION RESPONSIBILITIES
SUB-ADMINISTRATION AGREEMENT SCHEDULE C Notice Filing with State Securities Administrators
EXHIBIT 1 LIMITED POWER OF ATTORNEY